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                          January 18, 2023

       David Tobias
       Chief Executive Officer
       Cannabis Sativa, Inc.
       450 Hillside Dr. #A224
       Mesquite, Nevada 89027

                                                        Re: Cannabis Sativa,
Inc.
                                                            Registration
Statement on Form S-4
                                                            Filed January 10,
2023
                                                            File No. 333-269172

       Dear David Tobias:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Scott
Anderegg at 202-551-3342 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Trade & Services